INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (the “Agreement”) is made and entered into this 28th day of September, 2007, by and between TYSON FOODS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “Tyson”), and John Tyson (hereinafter referred to as the “Indemnitee”).

RECITALS

A.          Indemnitee has previously served as an officer and director of Tyson and will hereafter serve as a director of and adviser to Tyson, and Tyson wishes Indemnitee to serve in such capacities as a director and advisor.

B.           Indemnitee has indicated that he does not regard the indemnities available under Tyson’s by-laws and available insurance, if any, as adequate to protect him against the risks associated with his service to Tyson, including his service as an adviser.

C.           As a condition to the Indemnitee’s willingness to serve in such capacities as a director of and advisor to Tyson, and as additional consideration for that certain Agreement dated effective September 28, 2007 between Tyson and Indemnitee addressing the advisory services to be provided by Indemnitee to Tyson, being executed simultaneously herewith, Tyson has agreed to indemnify and hold the Indemnitee harmless from and against certain claims, demands, damages, actions, causes of action, liabilities, losses and expenses, as described herein.

D.           The parties wish to document their understandings regarding such indemnification rights and obligations, as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises recited and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Tyson, the parties hereby agree as follows:

1.            Indemnification for Losses. Tyson hereby agrees to discharge, indemnify and hold the Indemnitee (and, if applicable, the Indemnitee’s executors or administrators) (hereinafter referred to individually as a “Covered Indemnitee” and collectively as the “Covered Indemnitees”) harmless from and against any and all claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses (including, but not limited to, court costs, judgments, fines and taxes) of whatever kind or nature, in law, equity or otherwise, which may arise or be incurred in connection with investigating, preparing and defending against any actions, proceedings, or suits of any kind or nature whatsoever, whether civil, criminal, administrative or investigative (whether commenced or threatened), in any way relating to any claim, allegation or assertion made against the Indemnitee because of any current or future act or omission or neglect or breach of duty, including any error or misstatement or misleading statement, which the Indemnitee allegedly commits or suffers in the Indemnitee’s current or future capacity or capacities for Tyson (collectively, such claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses are referred to hereafter as

“Losses”). For purposes of this Agreement, Losses shall not include reasonable attorneys’ fees and related expenses, which fees and expenses are separately addressed in Paragraph 5 below.

2.           Indemnification Limitations. The indemnification obligations of Tyson under Paragraph 1 shall not apply to Losses:

(a)         for which payment is actually made to the Indemnitee under a valid and collectible insurance policy or bond, except in respect of any excess beyond the amount of payment under such insurance policy or bond;

(b)         for which the Indemnitee is indemnified by Tyson or receives payment for such Losses otherwise than pursuant to this Agreement;

(c)          based upon or attributable to the Indemnitee gaining in fact any remuneration, personal profit or advantage to which he was not legally entitled;

(d)          for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Tyson within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law;

(e)          brought about or contributed to by the dishonesty of Indemnitee; however, notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent which were material to the cause of action so adjudicated;

(f)           if a final decision by a court having jurisdiction in the matter shall determine that such payment is not lawful; or

(g)          for which the Indemnitee is finally judicially determined on the merits to have caused through the bad faith or dishonesty of the Indemnitee; provided such bad faith or dishonesty was material to the cause of action so adjudicated.

3.           Inapplicability of Indemnity. In the event that the indemnification otherwise available to a Covered Indemnitee is not valid or enforceable under applicable law, then any Loss suffered by such Covered Indemnitee which would otherwise be subject to Indemnification under this Agreement shall be funded and paid or reimbursed to the Covered Person by Tyson (a) in such proportion as is appropriate to reflect the relative benefits to Tyson, on the one hand, and the Indemnitee, on the other, with respect to the matter in question; or (b) if, but only if, the allocation provided by clause (a) of this Paragraph 3 is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a), but also the relative fault of Tyson, on the one hand, and the Indemnitee, on the other, as well as any other equitable considerations.

4.            Indemnification Procedures. Losses shall be indemnified by Tyson only as a result of a settlement, final judgment or decree incurred in accordance with the following procedures:

(a)          If any action, proceeding or suit shall be brought or asserted against a Covered Indemnitee in respect of which indemnity may be sought under this Agreement, the Covered Indemnitee shall promptly notify Tyson in writing, and Tyson will have the right at its option promptly to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Covered Indemnitee and the payment of all expenses. Any Covered Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of separate counsel shall be for the account of the Covered Indemnitee unless (a) the employment thereof has been specifically authorized by Tyson in writing; (b) Tyson has failed within a reasonable time to assume the defense and employed counsel; or (c) the Covered Indemnitee shall have been advised by counsel that representation of the Covered Indemnitee and Tyson by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests among them.

(b)          Tyson shall not be liable for any settlement of any action, proceeding or suit effected without the written consent of Tyson or for any final judgment or decree entered in any such action, proceeding or suit if the Covered Indemnitee fails to provide Tyson promptly with written notice of the assertion of the action, proceeding or suit in the manner contemplated by subparagraph (a) above. If the action, proceeding or suit is settled with Tyson’s written consent, or if there is a final judgment or decree for the plaintiff in any such action, proceeding or suit by a court of competent jurisdiction and the time to appeal shall have been denied and Tyson was provided with prompt written notice of the assertion of the action, proceeding or suit, Tyson agrees to indemnify and hold harmless the Covered Indemnitee from and against any Losses incurred by reason of the settlement, judgment or decree.

5.           Indemnification of Legal Expenses. In the event that a Covered Indemnitee employs separate counsel pursuant to Paragraph 4(a) above, Tyson shall advance to the Covered Indemnitee, prior to any final disposition of any pending action, proceeding or suit, whether civil, criminal, administrative or investigative, any and all reasonable attorneys’ fees and expenses incurred in preparing, investigating and defending any such action, proceeding or suit within thirty (30) days after receiving copies of invoices presented to the Covered Indemnitee for such expenses. The Covered Indemnitee shall reimburse Tyson for all such advances only if and to the extent that a final decision by a court of competent jurisdiction has determined that it was unlawful for the Covered Indemnitee to be indemnified for such fees and expenses.

6.            Subrogation. In the event Tyson makes any payments pursuant to the terms of this Agreement, Tyson shall be subrogated to the extent of such payments to all of the rights of recovery of the Covered Indemnitee. A Covered Indemnitee shall execute all documents necessary and provide such other cooperation as is necessary to preserve such rights of recovery, including the execution of such documents necessary to enable Tyson effectively to bring suit to enforce such rights.

7.            Inducement. Tyson expressly confirms that it has entered into this Agreement and assumed the obligations hereunder to induce the Indemnitee to continue serving as a director of and to serve as an advisor to Tyson and acknowledges that the Indemnitee is relying upon the benefits provided by this Agreement in agreeing to serve in such capacities. In the event the Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Tyson shall reimburse the Indemnitee for all of Indemnitee’s reasonable attorneys’ fees and expenses in preparing, investigating and pursuing such action.

8.            Continuation. All obligations of Tyson hereunder shall continue during the period which Indemnitee serves as a director of and advisor to Tyson and shall continue following the expiration or termination of such capacities so long as the Indemnitee shall be subject to any possible action, proceeding or suit of any kind or nature whatsoever, whether civil, criminal, administrative or investigative relating to the Indemnitee’s current or future capacities as a director or officer of or advisor to Tyson.

9.            Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the assigns, successors and legal representatives of Tyson and to the executors or administrators of the Indemnitee. This Agreement may not be assigned by the Indemnitee except pursuant to the laws of descent and distribution.

10.          No Waiver. No waiver by a party of any right under this Agreement shall be given effect except by a written instrument signed by the party waiving the right. A written waiver given by any party waiving that party’s right to enforce any provision under this Agreement in any particular circumstance shall not operate as a waiver of that provision in any other circumstance or of any other provisions of this Agreement. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof.

11.          Entire Agreement. The parties agree that the provisions of this Agreement, together with each of that certain Indemnity Agreement dated May 9, 1997 between Tyson and Indemnitee and that certain Agreement dated effective September 28, 2007 between Tyson and Indemnitee addressing the advisory services being provided by Indemnitee to Tyson, supersede any other arrangement, whether written or oral, previously agreed to between the parties concerning the subject matter of this Agreement.

12.         Severability. The parties agree that in the event a court of competent jurisdiction holds that any part of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if the provisions held invalid or unenforceable were never a part hereof.

13.         Amendment, Modification and Termination. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the parties hereto.

14.          Governing Law. The validity, construction and operation of this Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TYSON FOODS, INC.

By: /s/ Richard Bond

Name: Richard L. Bond

Title:	President and Chief Executive Officer

INDEMNITEE

By: /s/ John Tyson

Name: John Tyson

Title:	Director